Cuisine Solutions, Inc. Announces Second Quarter 2008 Financial Results

Revenues Increase 2% with National Restaurant Chains Sales Growing 167%

ALEXANDRIA, Va.—(Business Wire)—January 23, 2008 Cuisine Solutions, Inc. (AMEX: FZN), a leading premium, fully-cooked, frozen food manufacturer, today announced results for its second quarter of fiscal year 2008.  Net sales increased 2%, to $23.7 million from the previous year second quarter sales of $23.3 million.  Sales grew in three key channels as compared to the same quarter of fiscal year 2007.  National Restaurant Chains led the way with sales up 167%, to $2.2 million, reflecting continued product acceptance in larger chain restaurants. On Board Services sales also increased 37.2%, to $6.4 million, from sales to additional new airlines and continued product expansion in existing carriers.  Food Service sales were up 8.6%, to $4.0 million, from increased purchases from existing and new customers.  New product sales were $4.0 million from continued innovation, a decrease of 12.5% compared to the same quarter of fiscal year 2007.

Second quarter fiscal year 2008 net income was $225,000, a decrease of $1.4 million from the previous fiscal year second quarter net income of $1.6 million. The decrease in net income was primarily due to lower gross margins associated with higher raw material costs, fuel surcharges, continued increased costs in facility expansions and increased costs associated with new production introductions, particularly in France, and higher general and administrative expenses. For the second quarter of fiscal year 2008, our gross margin decreased to 20.2% from 24.9% in the same quarter of the prior year.  As announced last quarter, we started to institute price increases across all sales channels that we expect to be fully implemented by late in the third quarter. We also continue to seek other cost savings such as improved production efficiencies and reduced raw material costs in our manufacturing and purchasing departments, particularly in France. In the second quarter of fiscal year 2008, research and development expenses increased 42.9%, or $79,000, due to salaries for additional staff; selling and marketing expenses decreased 3.8%, or $91,000, due primarily to fewer in store demonstrations, offset by higher promotion costs; and general and administrative expenses increased 18.3%, or $274,000, due primarily to additional staff and salary increases, and insurance increases.

“After September 11 we consciously expanded into the 3 new channels of Military, Retail and National Restaurant Chains to balance our previous dependency on the travel and hospitality channels.”  said Stanislas Vilgrain, president and chief executive officer.  “After several years of steady growth we have seen two of these new channels, Military and Retail, suffer some setbacks and performance changes quarter to quarter.”  “We have expanded our selling and marketing efforts to these channels and we remain excited about the Company’s direction and the continued growth in the On Board channel as we acquire new airline customers as well as the National Restaurant Chains channel where we continue to expand our relationship and plan to place products with several new national restaurant chains soon.”

“Our margin issues remain a concern and our attention is shifting toward France.  In the U.S. the price increases are starting to make a difference, but in France we are behind in our price increases and we still face production inefficiencies.  Our France effort is centered on production and procurement improvements where we hope to see quicker gross margin improvement.  Our selling and marketing, general and administrative expenses, while still up, are normalizing and our new enterprise resource planning software implementation is progressing.  We are confident about the upcoming remainder of the year as our education efforts with National Restaurant Chains and other customers are starting to pay off with increased sales leads and development samples.  All of these efforts lead us to believe that our product strategy of exceptional, non-comparable products along with our safety and efficiency benefits is being recognized throughout the industry.”

The financial statements attached below are without footnotes so readers should obtain and carefully review our Form 10-Q for the quarter ended December 15, 2007, including the footnotes to the financial statements contained therein. We will file the Form 10-Q with the Securities and Exchange Commission ("SEC") and the Form 10-Q can be retrieved from the SEC's website at www.sec.gov or our website at www.cuisinesolutions.com.

Unaudited

Comparison of the twelve weeks and twenty-four weeks ended December 15, 2007 and December 9, 2006, respectively

	Twelve weeks ended			Twenty-four weeks ended
	December 15,	December 9,	%	December 15,	December 9,	%
	2007	2006	Change	2007	2006	Change
By Geographic Region
USA Sales	$15,692,000	$16,510,000	-5.0%	$27,291,000	$ 26,306,000	3.7%
Europe Sales	7,766,000	6,701,000	15.9%	13,599,000	11,094,000	22.6%
Rest of World Sales	280,000	37,000	656.8%	328,000	54,000	507.4%
Net Sales	$23,738,000	$23,248,000	2.1%	$41,218,000	$ 37,454,000	10.0%

Existing products	$19,732,000	$18,668,000	5.7%	$33,605,000	$ 30,750,000	9.3%
New products	4,006,000	4,580,000	-12.5%	7,613,000	6,704,000	13.6%
Net Sales	$23,738,000	$23,248,000	2.1%	$41,218,000	$ 37,454,000	10.0%

By Channel
On Board Services	$ 6,358,000	$ 4,634,000	37.2%	$11,969,000	$ 8,762,000	36.6%
Food Service	3,999,000	3,681,000	8.6%	6,627,000	6,094,000	8.7%
Retail	8,069,000	9,434,000	(14.5%)	11,912,000	12,489,000	(4.6%)
Military	3,087,000	4,666,000	(33.8%)	7,019,000	8,499,000	(17.4%)
National Restaurant Chain	2,225,000	833,000	167.1%	3,691,000	1,610,000	129.3%
Net Sales	$23,738,000	$23,248,000	2.1%	$41,218,000	$ 37,454,000	10.0%

CUISINE SOLUTIONS, INC. CONSOLIDATED CONDENSED STATEMENTS OF INCOME (Unaudited)

	Twelve Weeks Ended		Twenty Four Weeks Ended
	December 15,	December 9,	December 15,	December 9,
	2007	2006	2007	2006

Net sales	$ 23,738,000	$ 23,248,000	$ 41,218,000	$ 37,454,000
Cost of goods sold	18,934,000	17,466,000	32,867,000	28,502,000
Gross margin	4,804,000	5,782,000	8,351,000	8,952,000

Research and development	263,000	184,000	499,000	357,000
Selling and marketing	2,314,000	2,405,000	3,849,000	3,689,000
General and administrative	1,775,000	1,501,000	3,475,000	2,620,000
Income before non-operating expense and income taxes	452,000	1,692,000	528,000	2,286,000

Non-operating income (expense)
Interest expense	(101,000)	(68,000)	(182,000)	(139,000)
Other income, net	27,000	8,000	43,000	16,000
Total non-operating expense	(74,000)	(60,000)	(139,000)	(123,000)

Income before income tax	378,000	1,632,000	389,000	2,163,000
Provision for income tax expense	(153,000)	(4,000)	(157,000)	(10,000)

NET INCOME	$ 225,000	$ 1,628,000	$ 232,000	$ 2,153,000

Per common share data
Basic earnings:	$ 0.01	$ 0.10	$ 0.01	$ 0.13
Diluted earnings:	$ 0.01	$ 0.09	$ 0.01	$ 0.12

Weighted average shares outstanding-basic	16,693,091	16,439,191	16,678,523	16,439,191
Common stock equivalents	1,719,076	1,664,453	1,747,497	1,647,271
Weighted average shares outstanding-diluted	18,412,167	18,103,644	18,426,020	18,086,462

CUISINE SOLUTIONS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited)
	December 15,	June 30,
	2007	2007
ASSETS
Current assets
Cash and cash equivalents	$ 593,000	$ 546,000
Trade accounts receivable, net	9,444,000	5,864,000
Inventory, net	13,248,000	15,081,000
Prepaid expenses	641,000	521,000
Accounts receivable, related parties	45,000	57,000
Deferred tax assets	1,806,000	—
Other current assets	601,000	638,000
TOTAL CURRENT ASSETS	26,378,000	22,707,000

Fixed assets, net	13,612,000	12,520,000
Deferred tax assets, net	5,152,000	7,069,000
Investments, non-current	375,000	375,000
Restricted cash	97,000	66,000
Other assets	71,000	83,000
TOTAL ASSETS	$ 45,685,000	$ 42,820,000

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$ 9,587,000	$ 6,999,000
Line-of-credit	2,058,000	1,811,000
Accrued payroll and related liabilities	1,748,000	2,486,000
Current portion of long-term debt	926,000	777,000
TOTAL CURRENT LIABILITIES	14,319,000	12,073,000

Long-term debt, less current portion	5,425,000	5,523,000
Asset retirement obligation	499,000	499,000
Deferred rent	132,000	100,000
TOTAL LIABILITIES	20,375,000	18,195,000

Commitments and contingencies
Stockholders' equity
Preferred Stock - $.01 par value, 2,000,000 shares authorized, none issued
Common Stock - $.01 par value, 38,000,000 shares authorized, 16,693,091 and 16,623,191 shares
issued and outstanding at December 15, 2007 and June 30, 2007	167,000	166,000
Additional paid-in capital	27,992,000	27,934,000
Accumulated deficit	(4,351,000)	(4,583,000)
Accumulated other comprehensive income
Cumulative translation adjustment	1,502,000	1,108,000
TOTAL STOCKHOLDERS' EQUITY	25,310,000	24,625,000
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 45,685,000	$ 42,820,000

This press release may include statements that may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements with regard to the future performance of the Company and the closing of any transaction. Words such as "may," "will," "believes," "anticipates," "intends," "expects," "projects," "estimates" and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company's current plans, expectations and beliefs that are believed to be reasonable as of the date of this press release. Factors that may cause the Company's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements include, among others, those factors listed under the caption "Risk Factors" of the Company's Annual Report on Form 10-K for the year ended June 30, 2007, as filed with the SEC on September 21, 2007 and in the Company’s Form 10-Q for the quarter ended December 15, 2007 filed with the SEC on January 23, 2008. The risk factors set forth in the Form 10-K and the Form 10-Q under the caption "Risk Factors" are specifically incorporated by reference into this press release. Among these risks and uncertainties are the Company's assumptions related to the performance of certain aspects of its business upon which its future financial results may be materially reliant, including, without limitation, projected sales generated by its military, retail, onboard services, food service and national restaurant chain channels, changes in product mix and corresponding changes in average unit price and production efficiencies, and costs related to new facilities and other expenditures incident to plans to future growth. Material changes in any of these or other financial factors may cause actual results to differ materially from any projections made herein.  All forward-looking statements are based on current plans, expectations and beliefs and speak only as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Cuisine Solutions, Inc., Alexandria, VA

Lillian Liu, 703-270-2918

lliu@cuisinesolutions.com